Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	NOEL RYAN
DATE: MAY 25, 2021		(513) 372-3012

LSI INDUSTRIES INC. REPORTS INDUCEMENTS GRANT UNDER NASDAQ LISTING RULES

Cincinnati, OH; May 25, 2021 – LSI Industries Inc. (NASDAQ: LYTS) today announced the grant of inducement awards as follows: 146,029 performance stock unit awards and 36,506 restricted stock unit awards. The awards were made to six new employees formerly of JSI Holding Corp., a company LSI announced it acquired on May 24, 2021, and are subject to the terms and conditions of LSI’s 2019 Omnibus Award Plan. The awards were granted as an inducement material to the new employees becoming employees of LSI in accordance with Nasdaq Listing Rule 5635(c)(4) and have been approved by LSI’s Compensation Committee. The PSUs vest in three years subject to the satisfaction of cumulative EBITDA and revenue performance goals. The RSUs cliff vest after three years.

About LSI Industries Inc.

Headquartered in Blue Ash, Ohio (Greater Cincinnati), LSI Industries is a leading producer of high-performance, American-made lighting solutions. The Company’s strength in outdoor lighting applications creates opportunities for it to introduce additional solutions to its valued customers. LSI’s indoor and outdoor products and services, including its digital and print graphics capabilities, are valued by architects, engineers, distributors and contractors for their quality, reliability and innovation. The Company’s products are used extensively in automotive dealerships, petroleum stations, quick service restaurants, grocery stores and pharmacies, retail establishments, sports complexes, parking lots and garages, and commercial and industrial buildings. LSI has approximately 1,100 employees at seven manufacturing plants in the United States, including its corporate headquarters. Additional information about LSI is available at www.lsicorp.com.

Forward-Looking Statements

For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.lsi-industries.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.

INVESTOR CONTACT

Noel Ryan, IRC
720.778.2415
LYTS@vallumadvisors.com

MEDIA CONTACT

Mike Wallner
Senior Manager, Communications
513.372.3417
mike.wallner@lsi-industries.com